Exhibit 23-1

1375 Broadway - 15th Floor New York, New York 10018 212.944.4433 212.944.5404 (fax) cpa@rem-co.com	90 Merrick Avenue East Meadow, New York 11554 516.228.9000 516.228.9122 (fax)	330 Fifth Avenue - Suite1300 New York, New York 10001 212.686.2224 212.481.3274 (fax)

CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF RAICH ENDE MALTER & CO., LLP

(INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)

We consent to the use in the Registration Statement of Acorn Acquisition Corp. (Formerly Syntony Group, Inc.) as at December 31, 2006 and for the year then ended on Form SB-2, under the Securities Act of 1933 of our report dated March 12, 2007 and to the reference to our firm under the heading "Experts" in the Prospectus.

/s/ Raich Ende Malter & Co. LLP

Raich Ende Malter & Co. LLP

New York, New York

March 16, 2007